Exhibit 99.1
FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT
     This Fourth Amendment to Employment Agreement (“Fourth Amendment”) effective as of April 11, 2006, by and between Premier Exhibitions, Inc., a corporation organized under the laws of the State of Florida and having a place of business at 3340 Peachtree Road NE, Suite 2250, Atlanta, Georgia 30326 (“Premier”) and Arnie Geller, a resident of the state of Georgia (Executive).
     WHEREAS, PREMIER and Executive are parties to an Employment Agreement dated February 4, 2002 and to three amendments thereto; and
     WHEREAS, PREMIER and Executive desire to modify certain provisions of the Employment Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants and conditions contained in this Fourth Amendment, the parties hereto agree to modify the provisions as follows:
1.	Section 1(b) of the Employment Agreement is amended to read as follows: “The Term of this Agreement shall commence on the date first indicated above (“Effective Date”) and shall remain in effect through February 4, 2011”.
2.	Section 3(f) of the Employment Agreement shall be amended to read as follows: “In addition to any other stock options previously awarded to Executive under this Agreement, Executive or his assigns shall also be entitled to receive stock options to purchase 400,000 shares of the Company’s common stock (the “Options”). The exercise price for the Options shall be $4.31 per share, which is the closing price of the Company’s per share value as of April 11, 2006. The Options shall have an exercise period of 10 (ten) years from the date of this agreement and shall contain a cashless exercise provision. The Options will vest monthly on a pro rata basis, such vesting to begin on February 4, 2009 and to become fully vested on February 4, 2011 (i.e. approximately 16,667 shares per month for twenty-four months); provided however that if Executive resigns from his employment with the Company or is otherwise terminated from the Company for any reason, all of the Options shall vest immediately.
3.	This Fourth Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same document. A signature transmitted by facsimile or electronic mail shall be deemed to be an original signature for all purposes.

4.	All other provisions and conditions in the Employment Agreement and the amendments to the Employment Agreement not revised or modified by this Fourth Amendment remain in full force and effect.
     IN WITNESS WHEREOF, the parties have executed this Fourth Amendment and affixed their hand and seal hereto.

PREMIER EXHIBITIONS, INC.		EXECUTIVE

By:		By:

	Brian Wainger, Secretary		Arnie Geller

Date:		Date: